EXHIBIT 10.67

December 30, 2014

Mr. Brian J. Kesseler
12924 N. Cobblestone Court
Mequon, WI 53097

Dear Brian:

I am pleased to provide for your consideration this letter offering employment to be Chief Operating Officer of Tenneco Inc.

The key terms of Tenneco’s offer of employment are described below.

Start Date

Your employment with Tenneco will commence January 6, 2015. For the purpose of this letter, we will refer to your start date within Tenneco as the "employment date".

Outline of Employment Offer

1.	Position: As an executive officer, your position will be Chief Operating Officer, reporting directly to Gregg Sherrill, Chairman, CEO of Tenneco.

2.
Base Salary: Your initial base salary will be $850,000 per year less appropriate taxes and withholding, paid in accordance with Tenneco’s normal payroll practices. Beginning in 2016 and each year thereafter, your base salary will be reviewed and, in turn, may be adjusted, subject to approval by the Compensation, Nominating and Governance Committee of Tenneco Inc.’s Board of Directors (the “CNG Committee”).

3.
Annual Incentive Compensation: You will be eligible to participate in Tenneco’s executive annual incentive plan in a manner consistent with other Tenneco executives. The terms of the annual incentive plan are set forth in the Tenneco Value Added Incentive Compensation Plan (“TAVA Plan - copy attached). Your initial target bonus opportunity for the 2015 calendar year performance period under the TAVA Plan will be 100% of your annual base salary (or $850,000 based on the offered salary). The payment of an annual incentive to you is subject to achievement of pre-defined performance goals for the Company, the approval by the CNG Committee, as well as the terms of the TAVA Plan (or successor plan).

4.
Sign-on Bonus: You will receive a one-time cash payment, less appropriate taxes and withholding, of $ 1,000,000 payable within the first month of your employment date. Further, this payment is subject to the terms described on the attached “Repayment Agreement - Signing Bonus.” Please return this form with the signed Offer Letter.

5.
Long-Term Incentive Compensation: You will be eligible to participate in Tenneco’s long-term incentive plan in a manner consistent with other Tenneco executives. The terms of the long-term incentive plan are set forth in the Tenneco Long-Term Incentive Plan, as amended (“LTIP”), a copy of which has been attached.

Each year the CNG Committee will determine and approve the mix of long-term incentive (LTI) awards that will be granted to you and the aggregate target value of these awards. Your first eligibility for a full LTI award will be in January 2015. The final award size, performance conditions and other terms of this award will be approved by the CNG Committee in January 2015 at the same time the terms of these awards are established for other executives at the Company. Your 2015 LTI award is currently estimated to have a $3,000,000 value, granted 50% as restricted shares with a 3-year ratable vesting and 50% Long Term Performance Units (LTPUs) with a 3-year performance measurement period.
As part of the LTI award, you will also be eligible to receive a full LTPU award (target at 40% of LTI award) payable in 2016 for the performance period of 2013 - 2015 and a second full LTPU award (target at 40% of LTI award) for the performance period of 2014 - 2016 payable in 2017, subject to the performance goals and other criteria that were set for each of these two performance cycles and will be communicated in the award agreements.

6.
Retirement Plans: You will be eligible to participate in Tenneco’s 401(k) Plan that provides a 100% company match on your first 3%, and 50% of your next 2%, of base pay contributions subject to Plan and IRS maximums. In addition, you will receive a 2% of base pay contribution into the 401(k) Plan after one year of service.

You will also be eligible to immediately participate in Tenneco’s Excess Benefit Plan that provides a 3% of base pay company contribution after IRS compensation maximums have been reached, and a company contribution equal to 3% of TAVA Plan bonus paid.

7.
Change-In-Control (CIC) Protection: You will be eligible to participate in Tenneco’s Change-in-Control Severance Benefit Plan for Key Executives. Benefits under the Plan are payable if you are discharged (either actually or constructively) within two years after change-in-control that include lump-sum cash payment equal to three times base salary and targeted annual bonus in effect immediately prior to the change-in-control.

8.
Severance (not related to CIC): If your employment is involuntarily terminated by the company for reasons other than disability or Cause ( means (i) fraud, embezzlement, or theft in connection with your employment (ii) gross negligence in the performance of your duties, or (iii) conviction, guilty plea, or plea of nolo contender with respect to a felony), and other than under circumstances which would entitle you to benefits under the Change in Control Plan, you will be entitled to severance equal to two times your annual base salary payable in a lump sum, subject to your execution of a general release and such other documents as the company may reasonably request.

9.
Stock Ownership Guidelines: Upon employment, you will be subject to Tenneco’s stock ownership guideline policy, requiring that you hold qualifying shares of Tenneco Inc. equal to four times base salary, to be attained within five years of your employment date.

10.	Anti-Hedging Policy: Upon employment, you will be subject to Tenneco’s anti-hedging policy that limits the timing and types of transactions in Tenneco securities.

11.
Replacement of Foregone Equity: Foregone non vested equity from your previous employer that would otherwise vest no later than November 19, 2016 will be valued using a 45-day trading day stock price average (date range to be determined). To replace the value of foregone equity compensation from your previous employer, Tenneco will grant one or more awards equal to the foregone value in the form of Tenneco restricted stock, vesting 50% on the 2nd and 4th anniversaries from grant date with the number of shares based on a 45-trading day stock price average at the date of the grants.

12.
Relocation Benefits: You will eligible for Tenneco’s relocation benefits (policy attached) at a Tier II level for up to two years from your employment date. These benefits will include a temporary living benefit for a period of three months.

13.
Health, Welfare and Retirement Benefits: You will be eligible to participant in Tenneco’s broad-based health, welfare and defined contribution retirement plans in a manner consistent with other Tenneco executives. Please refer to benefit plan documents for specific terms and eligibility. The Company reserves the right to change these benefit programs and any of our other benefit programs. Attached for your convenience is the Tenneco Salaried Benefits Fact Sheet 2015.

14.
Vacation and holiday paid time off: You will be entitled to four weeks of paid vacation per year in accordance with the provisions of the Company’s vacation policy. In addition, the Company is typically closed during the week between Christmas and New Year’s Day holidays. You will also be eligible for paid holidays and personal floating holidays in accordance with the Company’s policies. However, if you leave employment with Tenneco, your accrued unused vacation will be paid in accordance with our vacation policy. Vacation is prorated to your date of hire and accrued on a monthly basis.

15.
Employment at Will: This offer does not constitute a contract of employment for any specific period of time, but will create an employment at-will relationship that may be terminated at any time by you or the Company, with or without cause.

Two copies of this offer letter have been provided. Please sign the offer letter and return it to me, along with the completed Combined Disclosure Notice and Authorization paperwork as soon as possible. The second copy should be retained for your personal records.
Brian, we look forward to you joining Tenneco and are excited for you to contribute and share in its future success. Please contact me to acknowledge your acceptance or with any other questions or concerns.

Sincerely,

/s/ Gregg A. Bolt

Gregg A. Bolt
SR VP Global HR & Administration
Tenneco Inc.

------------------______________________________________________________________________________

I have read, understood and accept this offer of employment at Tenneco Inc.

By: /s/ Brian J. Kesseler             Date: December 30, 2014

Print Name: Brian J. Kesseler